EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 29, 2013 (the “Agreement Date”), for the period commencing on May 1, 2013 (the “Start Date”) by and between MILLER ENERGY RESOURCES, INC., a Tennessee corporation (the “Company”), and KURT C. YOST (“Executive”).

WHEREAS, the parties hereto wish to enter into this Agreement to employ Executive upon the terms and conditions herein.

WHEREAS, the Executive was previously employed by the Company under a prior employment agreement, dated as of May 20, 2012 (the “Prior Agreement”) which is hereby replaced in its entirely with this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.    Employment Period.

The Company hereby employs Executive, and Executive agrees to serve the Company under the terms of this Agreement, for the period commencing on the Start Date and ending on July 28, 2014 (the “Employment Period”), subject to earlier termination as provided herein.

     2.    Duties and Status.

The Company hereby engages Executive as Senior Vice President and General Counsel of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Chief Executive Officer of the Company, and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive's position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Charter and By-laws of the Company as in effect from time to time (the “Charter and Bylaws”). Without limiting the generality of the foregoing, Executive shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board of Directors (the “Board”) of the Company from time to time. Executive further agrees to devote his entire business time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal real estate investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

     3.    Compensation; Benefits and Expenses.

(a) Salary. The Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $300,000 per annum (the “Base Salary”) which shall commence as of July 17, 2013 and continue for the remainder of the Employment Period, payable in arrears in accordance with the normal payroll practices of the Company for its executive officers. For periods prior to July 17, 2013, the Executive has received a salary at a rate specified pursuant to the Prior Agreement, the payment of which is hereby ratified and affirmed.

(b) Incentives. In addition to his Base Salary, for the service period extending from (and including) May 1, 2013 to (and including) April 30, 2014 (the “Service Period”), the Company will provide to Executive an opportunity to earn incentive compensation based upon performance, in amounts determined in accordance with, and subject to, the following:

(i)Defined Terms. As used herein, the following terms shall be defined as set forth below:

“Annual Return” for a given Peer Company, means the (i) last reported closing price for the common stock of that Peer Company on the national exchange on which that company's share price is reported at the close of trading on the Measurement Date (or if such day is not a Trading Day for that company, the closing price as of the last Trading Day for that company prior to that date), divided by (ii) last reported closing price for the common stock of that Peer Company on the national exchange on which that company's share price is reported at the close of trading on May 1, 2013.

“Committee” means the Compensation Committee of the Board.

“Committee's Negative Discretion” is defined in Section 3(b)(iii) hereof.

“Company Reported Share Price” means, for any given date, the closing share price for the Company's common stock as reported on the New York Stock Exchange at the close of trading on that date.

“Incentive Conditions” is defined in Section 3(b)(iii) hereof.

“Measurement Date” means April 30, 2014, or, if earlier, the date determined in accordance with clauses (A) or (B) of Section 5(e)(i) of this Agreement in connection with the early termination of the Executive by the Company.

“Miller Annual Return” means the (i) last reported closing price for the Company's common stock on the NYSE at the close of trading on the Measurement Date (or if such day is not a Trading Day for the Company, the closing price as of the last Trading Day for the Company prior to that date), divided by (ii) $3.66 (that being the last reported closing price for the Company's common stock on the NYSE at the close of trading on May 1, 2013).

“Peer Companies” means publicly-traded companies included in the SunTrust Small Cap Index, but excluding any companies on that list which cease to be publicly traded on or before April 30, 2014;

“SunTrust Small Cap Index” shall mean the list of oil and natural gas exploration and production companies with a market capitalization of less than $1 billion set forth on Exhibit A hereto (prepared by SunTrust Robinson Humphrey in its S&P Sector Comparison as of July 15, 2013); and

“Trading Day” shall mean (i) with respect to the Company, any day on which the common stock of the Company is traded on the New York Stock Exchange and (ii) with respect to any Peer Company, any day on which the common stock of that Peer Company is traded on the national exchange on which trades in that Peer Company's common stock is routinely reported.

(ii)Annual Incentive Compensation. Subject to the satisfaction of the Incentive Conditions and the exercise of the Committee's Negative Discretion, the Executive shall be entitled to annual incentive compensation (the “Incentive Bonus”), as follows:

(A)The Executive shall be entitled to receive an Incentive Bonus equal to 50% of his Base Salary in the event that, as of the Measurement Date, the Miller Annual Return exceeds the Annual Return of more than 55% of the Peer Companies;

(B)Without duplication of the amount described in the preceding clause (A), the Executive shall be entitled to receive an Incentive Bonus equal to 60% of his Base Salary in the event that, as of the Measurement Date, the Miller Annual Return exceeds the Annual Return of more than 65% of the Peer Companies;

(C)Without duplication of the amounts described in the preceding clauses (A) and (B), the Executive shall be entitled to receive an Incentive Bonus equal to 100% of his Base Salary in the event that, as of the Measurement Date, the Miller Annual Return exceeds the Annual Return of more than 75% of the Peer Companies;

(D)Without duplication of the amounts described in the preceding clauses (A), (B) and (C), the Executive shall be entitled to receive an Incentive Bonus equal to 125% of his Base Salary in the event that, as of the Measurement Date, the Miller Annual Return exceeds the Annual Return of more than 80% of the Peer Companies;

(E)Without duplication of the amounts described in the preceding clauses (A), (B), (C) and (D), the Executive shall be entitled to receive an Incentive Bonus equal to 150% of his Base Salary in the event that, as of the Measurement Date, the Miller Annual Return exceeds the Annual Return of more than 90% of the Peer Companies;

Except to the extent deferred under any deferred compensation plan of the Company or otherwise provided herein, any Incentive Bonus payable to Executive in accordance with this Section 3(b)(ii) shall be paid at times specified by the Board or the Committee, but in any event within the applicable short-term deferral period under Treasury Regulation § 1.409A-1(b)(4).

(iii)Limitations on and Conditions to Incentive Bonus. In addition to the conditions set forth below, the Committee reserves the discretion to reduce the payment of any Incentive Bonus payable under Section 3(b)(ii) above or the award of any long term incentive under Section 3(b)(iv) below (the “Committee's Negative Discretion”) based upon the Company's (1) failure to comply with regulatory or legal requirements, (2) other failures by the Executive to maintain or uphold adequate safety or environmental standards, (3) the Company's cost of capital or capital structure being unsatisfactory, each as determined by the Committee in its sole discretion. In addition, notwithstanding Section 3(b)(ii) above, no Incentive Bonus, shall be paid to the Executive unless each of the following conditions (the “Incentive Conditions”) are satisfied:

(A)The last reported closing price for the Company's common stock on the NYSE at the close of trading on the Measurement Date must equal or exceed $7.40 per share;

(B)The average daily production of hydrocarbons of the Company must equal or exceed 5,000 barrels of oil equivalent per day (as determined in accordance with the SEC guideline under which six (6) Mcf of natural gas equals one (1) Bbl of oil) during for the period from February 1, 2014, to April 30, 2014 (or, if the Measurement Date is not April 30, 2014, the period from the start of the Company's most recently started fiscal quarter to the Measurement Date);

(C)The Executive must continue to be employed by the Company on April 30, 2014 (except where the failure of this condition arises from the Company having terminated the Executive without Cause); and

(D)The calculations required under Section 3(b)(i) and 3(b)(ii) in connection with the payments of any Incentive Bonus shall have been calculated by the Committee which shall have determined the conditions to the payments of the Incentive Bonus have been met. These determinations by the Committee shall be final and binding for all purposes absent manifest error, gross negligence or willful misconduct.

(iv)Long Term Incentives. Subject to the conditions and performance goals set forth below, the Committee and the Board have granted (and the Company hereby confirms the grant) to Executive on the Agreement Date pursuant to the Miller Petroleum 2011 Equity Compensation Plan (the “2011 Plan”) an option (the “Option”) to purchase 300,000 shares of common stock of the Company, at a strike price equal to $5.21 per share (equal to the last reported closing price for the Company's common stock on the NYSE at the close of trading on the date of the grant), which shall vest as follows:

(A)Executive's option to purchase 100,000 shares of Company common stock shall vest on the earliest date during the Service Period on which both (I) the Company Reported Share Price shall exceed $8.00 per share for at least 20 Trading Days during the Service Period, (II) the Company's shareholders shall have approved an increase in the number of shares available under the 2011 Plan by an additional 7,300,000 shares or more (the “Plan Increase”), and (III) the average daily production of hydrocarbons of the Company must equal or exceed 5,000 barrels of oil equivalent per day (as determined in accordance with the SEC guideline under which six (6) Mcf of natural gas equals one (1) Bbl of oil) during for the period from February 1, 2014, to April 30, 2014 (or, if the Measurement Date is not April 30, 2014, the period from the start of the Company's most recently started fiscal quarter to the Measurement Date);

(B) Executive's option to purchase an additional 100,000 shares of Company common stock shall vest on the earliest date during the Service Period on which both (I) the Company Reported Share Price shall exceed $10.00 per share for at least 20 Trading Days during the Service Period, (II) the Company's shareholders shall have approved the Plan Increase, and (III) the average daily production of hydrocarbons of the Company must equal or exceed 5,000 barrels of oil equivalent per day (as determined in accordance with the SEC guideline under which six (6) Mcf of natural gas equals one (1) Bbl of oil) during for the period from February 1, 2014, to April 30, 2014 (or, if the Measurement Date is not April 30, 2014, the period from the start of the Company's most recently started fiscal quarter to the Measurement Date);

(C)Executive's option to purchase the remaining 100,000 shares of Company common stock shall vest on the earliest date during the Service Period on which both (I) the Company Reported Share Price shall exceed $12.00 per share for at least 20 Trading Days during the Service Period, (II) the Company's shareholders shall have approved the Plan Increase, and (III) average daily production of hydrocarbons of the Company must equal or exceed 5,000 barrels of oil equivalent per day (as determined in accordance with the SEC guideline under which six (6) Mcf of natural gas equals one (1) Bbl of oil) during for the period from February 1, 2014, to April 30, 2014 (or, if the Measurement Date is not April 30, 2014, the period from the start of the Company's most recently started fiscal quarter to the Measurement Date).

In addition to the conditions set forth above, the Committee reserves the right to exercise the Committee's Negative Discretion with respect to these Options on and prior to the date each vests with the Executive.

The Option shall have a term of two years from the Agreement Date and shall be granted under (and otherwise subject to) the terms of the 2011 Plan as well as the applicable stock option agreement which will be provided to the Executive promptly after the Option grant date. The determination as to whether the conditions to vesting of all or any portion of the Option have been satisfied shall be determined by the Committee (a “Committee Determination”), which may be made in reliance of information supplied to the Committee by the Company's officers and shall be final and binding for all purposes absent manifest error, gross negligence or willful misconduct. In the event of a Change in Control (as defined in Section 5(c) below) occurring prior to any date on which a definitive Committee Determination has been made, if it can be reasonably demonstrated by the Executive that one or more of the vesting conditions has been met during the portion of the Service Period ending as of the day prior to the consummation of the Change in Control, then the vesting condition shall be deemed to be satisfied as of such day even in the absence of an actual Committee Determination.

(v)    Additional Bonuses and Discretion. The Board and Committee retain discretion to award cash incentives, bonuses and long-term incentive awards to Executive separate from the annual incentive compensation and long term incentive opportunities specified in this Section 3(b) both during and after the Service Period (i.e., the provisions of this Section 3(b) are not exclusive).

(c) Vacation and Sick Leave. Executive shall be entitled during the Employment Period to vacation time for each calendar year and such paid sick leave as are in accordance with the normal Company policies and practices in effect from time to time for senior executives but in no event less than four (4) weeks' vacation; provided, however, that unless otherwise approved in writing by the Board, no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of each calendar year shall be forfeited unless otherwise agreed to in writing by the Company and Executive.

(d) Other Benefits. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(e) Expenses. In addition to any amounts payable to Executive pursuant to this Section 3, the Company shall reimburse Executive, upon production of accounts and vouchers or other reasonable evidence of payment by Executive, all in accordance with the Company's regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder or other expenses agreed upon in writing by the Company and Executive.

     4.    Termination of Employment.

(a) Termination for Cause. The Company may terminate Executive's employment hereunder at any time for Cause. For purposes of this Agreement, Cause shall mean:

(i) Executive's commission of (A) any violation of law, (B) any breach of fiduciary duty or act of negligence or malfeasance, or (C) any act of dishonesty, fraud or misrepresentation, in each case under these clauses (A), (B) or (C) which the Board reasonably determines has or may be expected to have a material detrimental impact on the Company's business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(ii) Executive's commission of any other act of moral turpitude injurious to the Company, which the Board in its sole discretion determines has or may be reasonably expected to have a detrimental impact on the Company's business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(iii) a breach by Executive of any obligations or covenants contained in this Agreement as determined by the Board in its sole discretion; and

(iv) a failure by Executive to discharge his duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the Board, as determined by the Board in its sole discretion.

(b) Termination Upon Death or Disability. The Employment Period shall be terminated upon the death or Disability (as defined below) of Executive. "Disability" shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Executive is not able to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-month period.

     5.    Consequences of Termination.

(a) For Cause, Death or Disability; By Executive. In the event of termination of Executive's employment at any time during the Employment Period (i) by the Company for Cause, (ii) by Executive for any reason, or (iii) as a result of death or Disability, Executive shall be entitled only to receive Base Salary accrued but not paid through the date of termination and, in the case of termination due to death or Disability, a pro rata payment of the Incentive Bonus earned under Section 3(b)(ii) and (iii) for the year, as specified in Section 5(e), and the Company shall have no further obligations to Executive.

(b) Other Termination. In the event of a termination of Executive's employment at any time during the Employment Period for any reason other than as set forth in Sections 5(a) or 5(c) hereof:

(i)    The Company shall provide to Executive Base Salary accrued but not paid through the date of termination plus, as severance subject to Section 5(d), additional payments of Base Salary otherwise payable from the date of termination through the end of the Employment Period, payable over time in accordance with the Company's normal payroll practices; and

(ii)    The Company shall pay to Executive a pro rata payment of the Incentive Bonus earned under Section 3(b)(ii) and (iii) for the year, as specified in Section 5(e); and

(iii)     Executive and the Company intend that payment of severance under Section 5(b)(i) shall be exempt from treatment as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code (“Code Section 409A”) to the maximum extent permitted, first for amounts treated as short-term deferrals pursuant to Treasury Regulation § 1.409A-1(b)(4) and then for amounts treated as separation pay due to involuntary separation from service pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii) to the extent of those amounts paid no later than the last day of the second taxable year of Executive following the taxable year of Executive's termination date and otherwise qualifying for such exemption.

(c) Change in Control. If at any time during the Employment Period, Executive's employment with the Company is terminated by the Company not for Cause after a Change in Control (as hereinafter defined) or in the 90 days prior to a Change in Control upon the request of the acquiror, the Company shall pay to Executive, in lieu of the amount otherwise payable under Section 5(b) but subject to Section 5(d), an amount equal to 2.00 multiplied by Executive's annualized Base Salary that Executive is then earning in a lump-sum at the applicable time specified in Section 5(d) but not earlier than the closing of the Change in Control. For purposes hereof, a “Change in Control” means the acquisition by any Person (as defined below) of beneficial ownership of securities of the Company representing greater than 50% of the combined voting power of the Company's then outstanding voting securities. Person means any individual or entity (or group(s) thereof acting together), which such individual or entity (or group thereof) is not a beneficial owner of any of the Company's securities as of the date of this Agreement. In addition, in the case of such a termination the Company shall pay to Executive the Incentive Bonus (without pro ration) earned under Section 3(b)(ii) and (iii) for the year, as specified in Section 5(e).

(d)    Obligation to Execute Release. The Company's obligation to make the payments provided for in Section 5(b) and 5(c) (the “Termination Payments”) shall be subject to Executive's execution of a release in favor of the Company and its stockholders and their respective directors, officers and employees, in form and substance acceptable to the Company, which release is not revoked by Executive by the end of any applicable revocation period and is thereafter non-revocable (the “Release Condition”). The Company will supply to Executive a form of the release (which shall include the Executive's obligations under Section 7) not later than the date of Employee's termination, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period (if any) such that the release becomes legally effective in any event no later than the sixtieth (60th) day following Executive's termination of employment. If no time period for execution or revocation applies under applicable law, the release must be executed and returned to the Company within 15 days following Executive's termination of employment. Amounts payable pursuant to Section 5(b) or 5(c) following Executive's termination that are subject to the Release Condition shall be paid or, in the case of installment payments, shall commence on the first regular payroll date of the Company following satisfaction of the Release

Condition and in any event no later than the ninetieth (90th) day following the date of Executive's termination of employment, provided that if such 90-day period spans two calendar years, such payment shall be made or commence in the second such calendar year. The Company retains discretion to deposit any payment hereunder in escrow at any time during such fixed period, so that such deposited amount is constructively received and taxable income to Executive upon deposit (it may be constructively received even in the absence of such deposit) but with distribution from such escrow remaining subject to Executive's satisfaction of the Release Condition.

(e)    Incentive Payable In Connection with Termination. If upon termination of employment by the Company without Cause Executive becomes entitled to be paid the Incentive Bonus due under Section 3(b)(ii) and (iii) of this Agreement (or a pro rata portion thereof) for the year of termination under Section 5(a), 5(b) or 5(c), the following terms shall apply:

(i)    The Incentive Bonus will be based on the actual performance achieved by the Company (and the price of its common stock) for the period from May 1, 2013 to, but excluding:

(A)	In the case of Section 5(a) or 5(b), the earlier of the date of termination of the Executive or April 30, 2014, or

(B)	In the case of Section 5(c), the earlier of the date on which the Change in Control was first publicly announced or April 30, 2014,

with the “Measurement Date” being, for purposes of calculations under Section 3(b)(ii) and 3(b)(iii), the date determined in accordance with the foregoing clauses (A) and (B);

(i)Such Incentive Bonus payment shall be made without any exercise of negative discretion by the Board or Committee (including the Committee's Negative Discretion, but still subject to the Incentive Conditions);

(iii)    The pro rata portion (if applicable) shall be determined by dividing the number of days from the beginning of the fiscal year in which Executive's employment terminates to the date of Executive's termination of employment by 365;

(iv)    The Incentive Bonus determined in accordance with this Section 5(e) shall be payable not later than the time the Incentive Bonus would have been paid in the absence of termination of employment.

(f) Withholding of Taxes. All compensation, in cash or otherwise, required to be paid by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(g) No Other Obligations. Except for the obligations of the Company provided by this Agreement, by any employee benefit plan of the Company in which Executive participates, or by operation of applicable law, the Company shall have no further obligations to Executive upon his termination of employment.

     6.    Indemnity.

The Company shall, during Executive's employment with the Company and thereafter, indemnify Executive to the fullest extent permitted by law and by its Charter and By-laws and shall assure that Executive is covered by the Company's D&O insurance policies, if available, and any other insurance policies that protect employees as in effect from time to time. Such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

     7.    Restrictive Covenants.

(a) Proprietary Information.

(i) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined in Section 7(f) below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Proprietary Information”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, Executive shall not disclose any Proprietary Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Employment Period.

(ii) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Executive only in the performance of his duties for the Company. Executive agrees to deliver to the Company upon the expiration of the Employment Period all such material containing Proprietary Information.

(iii) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Executive in the course of the Company's business.

(iv) Notwithstanding the foregoing, Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by Executive in violation hereof; or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v) In the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Proprietary Information which Executive is advised by counsel in writing is legally required. Executive will cooperate with the Company, at the Company's sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b) Developments.

(i) Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or any Affiliates (collectively, “Developments”).

(ii) Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, trademark and trademark applications and other intellectual property of any kind or nature. Executive also hereby waives all claims to moral rights in any Developments.

(iii) Executive agrees to cooperate fully with the Company or any Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or any Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development.

(c) Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

(d) Non-Competition and Non-Solicitation. During any period of Executive's employment hereunder and for a period of one (1) year thereafter, Executive shall not engage (whether as an employee, consultant, director, agent or independent contractor) in any Business Activities (other than such activities as would otherwise be permissible under the last sentence of Section 2 hereof) on behalf of himself or any person, firm or entity, and Executive shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed one percent (1%) of the outstanding equity of such company) in any entity which engages in Business Activities in the geographic area of the United States. During the period that the above noncompetition restriction applies, Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates. As used herein, the term “Business Activities” shall mean any and all business activities of the Company and any Affiliates as presently conducted and/or conducted for the past two (2) years, but shall not include the practice of law (whether or not such practice is connected to Business Activities or is for clients engaged in Business Activities).

(e) Enforcement. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7.

(f) Affiliates. For purposes of this Agreement, “Affiliates” shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

8.    Provisions Relating to Possible Excise Tax.

(a)    Cut-Back to Maximize Retained After-Tax Amounts. The Company will reduce any payment relating to a Change in Control (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Company (together, "Severance Payments") to the Reduced Amount (as defined below) if but only if reducing the Severance Payment would provide to Executive a greater net after-tax amount of Severance Payments than would be the case if no such reduction took place. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Severance Payments without causing any Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code (“Excise Tax”), determined in accordance with Section 280G(d)(4) of the Code. Any reduction in Severance Payments shall be implemented in accordance with Section 8(b).

(b)    Implementation Rules. Any reduction in payments under Section 8(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting. Executive will be advised of the determination as to which compensation will be reduced and the reasons therefor, and Executive and his advisors will be entitled to present information that may be relevant to this determination. No reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable.

For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)    The Severance Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to a majority of the employees who have agreements in place with the Company requiring additional payments to them which shall become due in connection with any Change in Control, the Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.

(ii)    The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining reductions in compensation under Section 8(b), if any, Executive will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted not later than the applicable deadline under Code Section 409A to provide for accurate payments under the cut-back provision of Section 8(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Code Section 409A.

(c)    Internal Revenue Service Proceedings. The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and Executive will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive agrees to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.

9.    Code Section 409A Compliance Rules.

(a)    In General. This Section 9 serves to ensure compliance with applicable requirements of Code Section 409A. Certain provisions of this Section 9 modify other provisions of this Agreement. If the terms of this Section 9 conflict with other terms of the Agreement, the terms of this Section 9 shall control.
(b)    Timing of Certain Payments. Unless an amount is payable under a plan, program or arrangement on explicit terms providing for a delay in payment after the Executive's Termination (as defined below) for any reason, which terms comply with Code Section 409A, amounts earned or accrued as of the date of such Termination shall be payable at the date the amounts otherwise would have been payable under the respective plans, programs and arrangements but subject to the delay provided by Section 9(d). Any payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid no later than 15 days after the due date, subject to Section 5(d) and Section 9(d), as applicable. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes nonqualified deferred compensation subject to Code Section 409A, and to the extent an amount of such deferred compensation is payable within a specified time period, the time during such period at which such amount is paid shall be at the discretion of the Company except as otherwise required by Section 5(d).
(c)    Separate Payments. Each installment payment under Section 5(b) shall be deemed a separate payment for purposes of Code Section 409A. Each other amount payable under this Agreement shall be deemed a separate payment for purposes of Code Section 409A.
(d)    Special Rules for Severance Payments. In the case of severance payments under Section 5(b) or 5(c) (the “Severance Payments”) which constitute nonqualified deferred compensation subject to Code Section 409A, the term “termination of employment” or similar term shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). If any of such Severance Payment is payable within six months after Executive's termination of employment and, at the time of such termination, Executive was a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), such payment shall instead be paid at the date that is six months after Executive's termination of employment (or earlier at the date 15 days after the death of Executive).
(e)    Expense Reimbursements and In-Kind Benefits. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred.
(f)    Other Provisions.
(i)    Non-transferability. No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Executive's creditors or of any of Executive's beneficiaries.
(ii)    No Acceleration. The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Executive incurring a tax penalty.
(iii)    Intention to Comply with Code Section 409A; Modifications. To the fullest extent possible, payments and benefits provided under this Agreement are intended to be exempt or excluded from the definition of “deferred compensation” under Code Section 409A in accordance with one or more exemptions or exclusions available under Code Section 409A. If and to the extent that any such payment or benefit is, or becomes subject to, Code Section 409A due to a failure to qualify for such an exemption or exclusion, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such payment or benefit so as to avoid the imposition of any taxes and/or penalties due to a violation of Code Section 409A. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. This Agreement may be modified in order to comply with Code Section 409A or exemptions or exclusions under Code Section 409A; any such modification shall be made in good faith and to the extent reasonably practical shall maintain the economic and other benefits provided to Executive and the Company under this Agreement without failing to comply with Code Section 409A.
(iv)    Company Not Liable for Non-Compliance with Code Section 409A. In no event whatsoever (including without limitation as a result of this Section 9) shall the Company be liable for any taxes, penalties or interest that may be imposed on Executive pursuant to Code Section 409A or under any similar provision of state tax law, including by not limited to damages for failing to comply with Code Section 409A and/or any similar provision of state tax law.
     10.    Notices.

Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company, to:

Miller Energy Resources, Inc.
9721 Cogdill Road
Suite 302
Knoxville, Tennessee 37932
Attention: Chief Executive Officer

with a copy to:

Miller Energy Resources, Inc.
9721 Cogdill Road
Suite 302
Knoxville, Tennessee 37932
Attention: Assistant General Counsel

If to Executive, as follows:

[home address]

or to such other address as the Company may have on file in its payroll records for the Executive from time to time.

     11.    Non-Assignment; Successors.

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any affiliate or successor entity. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     12.    Entire Agreement.

This Agreement, together with Exhibit A hereto, the 2011 Plan and any stock option agreement evidencing the Option, constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

13.    Amendment and Waiver.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

14.    Unenforceability, Severability.

If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

15.    Specific Performance.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

16.    Mitigation.

Executive will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

     17.    Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

18.    Jurisdiction.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Knox County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Knox County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     19.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Agreement Date.

MILLER ENERGY RESOURCES, INC.
By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

By: /s/ Kurt C. Yost
Kurt C. Yost

 EXHIBIT A

SUNTRUST SMALL CAP EXPLORATION AND PRODUCTION COMPANIES

COMPANY            TICKER SYMBOL

ABRAXAS PETROLEUM            AXAS
APCO OIL AND GAS                APAGF
BANKERS PETROLEUM            BNK@CN
BPZ ENERGY                    BPZ
CALLON PETROLEUM            CPE
CLAYTON WILLIAMS ENERGY        CWEI
COMSTOCK RESOURCES            CRK
CONTANGO OIL & GAS            MCF
DOUBLE EAGLE PETROLEUM        DBLE
EMERALD OIL                EOX
ENDEAVOUR INTERNATIONAL        END
EVOLUTION PETROLEUM            EPM
FAR EAST ENERGY                FEEC
FOREST OIL                    FST
FX ENERGY                    FXEN
GASTAR EXPLORATION            GST
GOODRICH PETROLEUM            GDP
HARVEST NATURAL RESOURCES        HNR
HOUSTON AMERICAN ENERGY        HUSA
IVANHOE ENERGY                IVAN
MAGNUM HUNTER                 MHR
MATADOR RESOURCES            MTDR
MIDSTATES PETROLEUM            MPO
NORTHERN OIL AND GAS            NOG
PANHANDLE OIL & GAS INC.        PHX
PENN VIRGINIA                PVA
PETROQUEST ENERGY            PQ
POSTROCK ENERGY                PSTR
QUICKSILVER RESOURCES            KWK
RESOLUTE ENERGY                REN
REX ENERGY                    REXX
SANCHEZ ENERGY                SN
SWIFT ENERGY                SFY
TRANSATLANTIC PETROLEUM        TAT
TRANSGLOBE ENERGY            TGA
VAALCO ENERGY                EGY
WARREN RESOURCES            WRES
ZAZA ENERGY                ZAZA